UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 06/20/2014

Cytec Industries Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-12372

Delaware	22-3268660
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Five Garret Mountain Plaza

Woodland Park, NJ 07424

(Address of principal executive offices, including zip code)

(973) 357-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 24, 2014, Cytec Industries Inc. (the “Company”) issued a press release announcing that its Board of Directors has elected Daniel G. Darazsdi as Vice President and Chief Financial Officer of the Company effective as of August 4, 2014. A copy of the press release announcing Mr. Darazsdi’s election is provided as Exhibit 99.1 to this Form 8-K. Mr. David Drillock, Cytec’s current Vice President and Chief Financial Officer announced in February 2014 his intention to retire by the end of the year. As a result of the Mr. Darazsdi’s election, Mr. Drillock will resign his position as Chief Financial Officer on August 4, 2014 but will remain at Cytec for several months after that date to assist Mr. Darazsdi with a smooth leadership transition.

Mr. Darazsdi, age 54, will serve as the Company’s principal financial and accounting officer. Prior to joining Cytec, Mr. Darazsdi had been Chief Financial Officer from 2007 to January 2014 of Pharmaceutical Product Development, LLC, a clinical research company traded publically until its acquisition by affiliates of the Carlyle Group and Hellman & Friedman in 2011. Prior thereto, Mr. Darazsdi had worked at Honeywell International for 25 years in numerous senior financial positions including Vice President and Chief Financial Officer of finance transformations and operations, Chief Financial Officer of Honeywell’s global Specialty Materials business, VP of Finance and Information Technology for Asia Pacific and a variety of other leadership roles.

There are no arrangements or understandings between Mr. Darazsdi and any other persons pursuant to which he was selected as an officer. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In addition, there is no family relationship between Mr. Darazsdi and any director or executive officer of the Company that would require disclosure pursuant to Item 401(d) of Regulation S-K.

The Company entered into a letter agreement with Mr. Darazsdi dated June 20, 2014 (the “Offer Letter”), establishing his compensation as Vice President and Chief Financial Officer as summarized below:

Salary: Mr. Darazsdi’s annual salary rate will be $470,000.

Incentive Compensation: There are four components to the Company’s incentive compensation program. Mr. Darazsdi will receive

—an annual incentive plan target award equal to 70% of his base salary, prorated for the 2014 year;

—a stock option award valued at $382,500 using the Company’s binomial lattice model and the closing stock price of the Company on August 4, 2014;

—a restricted stock unit award valued at $127,500 based on the closing stock price of the Company on August 4, 2014;

—target performance cash awards of $340,000 for the 2014-2016 performance period, $225,000 for the 2013-2015 performance period, and $115,000 for the 2012-2014 performance period.

One time award: Mr. Darazsdi will receive a special award of $250,000 in restricted stock based on the closing stock price of the Company on August 4, 2014. Subject to limited exceptions, 40% of the award will vest after two years’ of employment with the Company and the remaining 60% after three years of employment with the Company.

Mr. Darazsdi will also be a participant in the Company’s Executive Income Continuity Plan.

The general terms and conditions of the Company’s annual incentive plan awards, stock option awards, restricted stock unit awards and performance cash awards, as well as entitlements under the Company’s Executive Income Continuity Plan, are set forth in the Executive Compensation section of the Company’s 2014 proxy statement. A copy of the Offer Letter is filed as Exhibit 10.2(q) to this Form 8-K. The form of restricted stock award that will be used for Mr. Darazsdi’s one-time award is filed as Exhibit 10.2(r) to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.2(q)	Offer Letter, dated June 20, 2014, between the Company and Daniel G. Darazsdi.

10.2(r)	Form of Restricted Stock Award, between the Company and Daniel G. Darazsdi.

99.1	Press release announcing the election of Daniel G. Darazsdi as Vice President and Chief Financial Officer effective August 4, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytec Industries Inc.

Date: June 25, 2014	By:	/s/ Roy Smith
Roy Smith
Vice President, General Counsel & Secretary